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                                               SBC COMMUNICATIONS INC.                                   EXHIBIT 12
                                  COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                                 Dollars in Millions


                                           SIX MONTHS ENDED
                                                JUNE 30,                   YEAR ENDED DECEMBER 31,
                                         ---------------------  ----------------------------------------------------
                                           1999         1998     1998        1997        1996      1995       1994
                                         ----------  ---------  --------   --------   ---------  --------  ---------
Income Before Income Taxes,
  Extraordinary Loss and Cumulative
  Effect of Accounting Changes*          $   3,467   $  3,120   $ 6,318   $  2,558    $  5,283   $ 4,670   $  4,403
     Add: Interest Expense                     436        516       993      1,043         901     1,043      1,010
          Dividends on Preferred
           Securities                           40         40        80         80          60         -          -
          1/3 Rental Expense                    75         70       147        129         115        85         93
                                         ----------  ---------  --------  ---------   ---------  --------  ---------
     Adjusted Earnings                   $   4,018   $  3,746   $ 7,538   $  3,810    $  6,359   $ 5,798   $  5,506
                                         ==========  =========  ========  =========   =========  ========  =========

Total Interest Charges                   $     467   $    549   $ 1,052   $  1,168    $  1,043   $ 1,048   $  1,010
Dividends on Preferred
 Securities                                     40         40        80         80          60         -          -
1/3 Rental Expense                              75         70       147        129         115        85         93
                                         ----------  ---------  --------  ---------   ---------  --------  ---------
     Adjusted Fixed Charges              $     582   $    659   $ 1,279   $  1,377    $  1,218   $ 1,133   $  1,103
                                         ==========  =========  ========  =========   =========  ========  =========

Ratio of Earnings to Fixed Charges            6.90       5.68      5.89       2.77        5.22      5.12       4.99

*Undistributed earnings on investments accounted for under the equity method have been excluded
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